EMPLOYMENT AGREEMENT


               AGREEMENT made as of July 29, 2004, by and between
       SECOND STAGE VENTURES, INC., a Nevada corporation, (the "Company")
                                       and
                    BRUCE K. REDDING, JR. (the "Executive").


                              W I T N E S S E T H:

   WHEREAS, the Company desires that Executive be employed to serve in a senior executive capacity with the Company, and Executive desires to be so employed by the Company, upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:



1.   EMPLOYMENT.

     The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Executive Vice President of Licensing and Corporate Strategy.

The Executive shall report directly to the Chief Executive Officer of the Company and will be working under his direction within the following guidelines: the Executive shall receive bi-annual performance evaluations as reported to the Board of Directors of the Company; the Executive shall take direction for the performance of his duties and the requirements therein as outlined at the commencement of his employ with the Company, to be modified periodically as required; the Executive shall not be empowered to enter into any binding agreements on the behalf of the Company.


2.   TERM.

     The initial term of employment under this Agreement shall begin on the date hereof (the "Employment Date") and shall continue for a period of three (3) years from that date, subject to prior termination in accordance with the terms hereof. Thereafter, this Agreement shall automatically be renewed for successive one (1) year terms unless either party shall give the other ninety (90) days prior written notice of its intent not to renew this Agreement.


3.   COMPENSATION.


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     (a) As compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an initial annual salary of US$125,000. Executive's annual salary hereunder for the remaining years of employment shall follow the schedule as outlined in the attached Exhibit to this Agreement.

     (b) The Company warrants and guarantees that the annual salary of the Executive as listed above and further detailed in Exhibit A shall never, during the term of this Agreement, be more than $100,000.00 less than that of any other employee of Dermisonics.


4.   EXPENSES.

     The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses that may be incurred or paid by Executive in connection with his employment hereunder. Executive shall comply with such restrictions and shall keep such records, as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder. The Company will only accept, and be liable for expenses incurred by Executive after the date on which this Agreement becomes effective. Qualifying expenses shall be paid out to the Executive within thirty (30) days of signature approval.


5.   OTHER BENEFITS.

     (a) Executive shall be entitled to a vacation allowance of not less than four (4) weeks per annum in addition to company holidays as outlined in the Dermisonics Employee Handbook; and to participate in and receive any other benefits customarily provided by the Company to its senior management personnel (including any profit sharing, pension, short and long-term disability insurance, hospital, major medical insurance, dental insurance and group life insurance plans in accordance with the terms of such plans) and including bonus, stock option and/or stock purchase plans, all as determined from time to time by the Chief Executive Officer and the Board of Directors of the Company. Unused annual vacation may not be carried over to other years. See Exhibit A for other Benefits.

     (b) During the term of his employ, and for a period of one (1) year thereafter, the Company warrants and guarantees that it will, within 30 (thirty) days of the date of hire of the Executive, have in place an insurance that will cover the Executive for errors and omissions in the execution of his duties.

     (c) During the term of his employ, and for a period of time further defined as the effective life plus three (3) years of the patents (assets) being sold to Dermisonics by Encapsulation Systems, Inc. and its subsidiary company known as EchoRx, Inc. (see attached Exhibit - Asset Purchase Agreement), the Company warrants and guarantees that it will indemnify the Executive against liabilities that may arise from product liability issues and patent infringement matters; defend him when necessitated by legal attack from outside persons or entities arising from those same issues; and serve to hold him harmless if rulings against him and the Company carry monetary awards or damages.


6.   DUTIES.


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     (a) Executive shall perform such duties and functions as normal and customary for an individual holding Executive's position to perform, and Executive shall comply in the performance of such duties and functions with the policies of the Company. Without limiting the generality of the foregoing, the Executive shall be specifically responsible for:

See attached Exhibit B.

     (b) Executive agrees to devote his entire working time, attention and energies to the performance of the business of the Company and of any of its subsidiaries by which he may be employed; and Executive shall not without the approval of the Chief Executive Officer first, and then the Board of Directors, directly or indirectly, alone or as a member of any partnership or other business organization, or as an officer, director or employee of any other corporation, partnership or other business organization, be actively engaged in or concerned with any other duties or pursuits of a business nature which interfere with the performance of his duties hereunder, or which, even if non-interfering, may be, in the reasonable determination of the Board of Directors of the Company in its sole discretion, inimical, or contrary, to the best interests of the Company.

     The Company recognizes that the Executive, at the time of his hire and for the period of one (1) year from that date, has obligations outside of the scope of Dermisonics' basic business, and that the Executive will be required, from time to time, to attend to those duties on an 'as-needed' basis. The Company agrees, for the purpose of defining this allowable time away from Dermisonics business, that the Executive can allot up to twenty (20) working hours each month, during the term of this Agreement, for these tasks, and that these hours will simply be documented for the record, but will not detract from any of the Executive's plan for compensation as written above. These hours do not accrue from month-to-month.

     (c) All fees, compensation or commissions received by Executive during the term of this Agreement for personal services (including, but not limited to, commissions and compensation received as a fiduciary or a director) rendered at the request of the Company shall be paid to the Company when received by Executive, except those fees that the Board of Directors determines may be kept by Executive.

     (d) The principal location at which the Executive shall perform his duties hereunder shall be at the Company's offices in Conshohocken, Pennsylvania or at such other locations as from time to time. Notwithstanding the foregoing, Executive shall perform such services at such other locations as may be required from the proper performance of his duties hereunder, and Executive recognizes that such duties may involve significant travel.


7.   TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

     (a) Executive's employment hereunder may be terminated at any time upon written noticefrom the Company to Executive:

          (i) upon the determination by the Company, after Executive has received notice that his performance is not satisfactory for any reason which would not constitute justifiable cause (as defined in 7(d)) and which notice specifies with reasonable particularity how such performance is not satisfactory, that Executive has failed to remedy performance to the reasonable satisfaction of the Company within thirty (30) days of such notice; or


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          (ii)     upon the determination by the Company that there is
justifiable cause (as defined in 7(d)) for such termination and upon ten (10) days' prior written notice of same to Executive.

     (b)  Executive's employment shall terminate upon:

          (i)   the death of Executive; or

          (ii) the "disability" of Executive (as defined in 7(c)) pursuant to 7(f) hereof.

     (c) For the purposes of this Agreement, the term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform his duties for a period of six (6) consecutive months or for a total of nine (9) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Board of Directors of the Company in its sole discretion after examination of Executive by an independent physician reasonably acceptable to Executive.

     (d) For the purposes hereof, the term "justifiable cause" shall mean and be limited to:

          (i) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving the Company's or its subsidiaries' money or other property or which constitutes a felony in the jurisdiction involved;

          (ii) Executive's performance of any act or his failure to act, for which it is determined by independent counsel retained by the Board of Directors (which counsel shall not be an individual or firm which at any time within the prior three (3) years has represented the Company, any executive employed by the Company, the Board of Directors or any individual Director), after due inquiry in which Executive is given the opportunity to be heard and represented by counsel, that if Executive were prosecuted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred and Executive would, in all reasonable probability, be convicted; provided, however, that if such independent counsel does not make such determination, then the Company shall pay Executive's reasonable counsel fees and expenses incurred in defending Executive during such inquiry;

          (iii) any disclosure which has not been authorized or subsequently ratified by the Company or which is not required to be made pursuant to any judicial proceeding or by statute or regulation, by Executive to any person, firm or corporation other than the Company, its subsidiaries and its and their directors, officers and employees, of any confidential information or trade secret of the Company or any of its subsidiaries;

          (iv) any attempt by Executive to secure any improper personal profit in connection with the business of the Company or any of its subsidiaries; or

          (v) Executive's repeated and willful failure to comply with his duties under 6(a) or 6(b) (other than failure to comply with instructions or policies which are illegal or improper) where such conduct shall not have ceased or been cured within thirty (30) days following receipt by Executive of written warning from the Board of Directors.


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Upon termination of Executive's employment for justifiable cause, this Agreement shall terminate immediately and Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive's annual salary as has been accrued through the date of his termination of employment and reimbursement of expenses pursuant to Section 4 hereof.


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     (e) If Executive shall die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive's annual salary as has been accrued through the date of his death and such bonus, if any, as the Board of Directors in its sole discretion may determine to award taking into account Executive's contributions to the Company prior to his death. If Executive's death shall occur while he is on Company business, the estate of Executive shall be entitled to receive, in addition to the other amounts set forth in this subsection (e), an amount equal to one-half of his then annual salary.

     (f) Upon Executive's "disability", the Company shall have the right to terminate Executive's employment. Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his compensation (including bonus, if any) as provided herein until he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 5 hereof (the period during which Executive continues to receive his compensation hereunder being the "Transition Period"). During the Transition Period, the Company shall (i) allow Executive to participate in the Company's 401k plan to the extent permitted by such plan and (ii) at Company's expense and to the same extent that Executive had participated, prior to termination of his employment, in the Company's health insurance, dental insurance, life insurance and disability insurance programs, continue Executive's participation in such programs. Any termination pursuant to this subsection (f) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company's election to terminate.

     (g) Notwithstanding any provision to the contrary contained herein, in the event that Executive's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death:

          (i) each month during the Severance Period, the Company shall pay to Executive, in full satisfaction and in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof), an amount equal to one-twelfth of the sum of his then annual salary plus the amount of the last bonus awarded to Executive (less all amounts, if any, required to be withheld), payable bi-weekly;

               (A) The "Severance Period" shall commence on the date of termination and shall comprise one month for each month that Executive was employed by Company, provided however, that in no event shall such period be less than six (6) months nor more than twelve (12) months.

          (ii) Executive shall have a right to exercise any options, which are exercisable as of the date of termination at any time during a period of six
(6) months following the effective date of termination;

          (iii) the Company shall continue to allow Executive to participate in the Company's 401k plan to the extent permitted by such plan for twelve (12) months following the effective date of termination; and

          (iv) the Company shall continue to allow Executive to participate, at the Company's expense and to the same extent that Executive had participated prior to termination of his employment, in the Company's health insurance, dental insurance, life insurance and disability insurance programs, to the extent permitted under such programs, until the earlier of the expiration of the Severance Period or until such time as Executive becomes eligible to participate in another employer's group health, dental and disability insurance plans; provided, however, that Executive shall notify the Company of his acceptance of a position with a new employer, together with the specific date on which Executive shall become eligible for coverage in such new employer's health, dental, life and disability insurance programs, such notice to be given within fifteen (15) days following commencement of such employment.

     (h) Executive may terminate his employment at any time upon thirty (30) days' prior written notice to the Company. Upon Executive's termination of his employment hereunder, this Agreement (other than Sections 4, 7, 10, 11, 12 and 13, which shall survive) shall terminate immediately. In such event, Executive shall be entitled to receive such portion of Executive's annual salary as has been accrued to date. Executive shall be entitled to reimbursement of expenses pursuant to Section 4 hereof and to participate in the Company's benefit plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be specified in such plans for former employees.

8.   REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

     (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder or requiring him to perform employment, consulting, business related or similar duties for any other person.

     (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company's obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

9.   REPRESENTATIONS OF COMPANY.

     The Company represents and warrants that the Board of Directors has consented to the Company entering into this Agreement with Executive on the terms set forth herein and that all written consents, resolutions and approvals required to give full force and effect to this Agreement and to the Company's obligations hereunder have been obtained.

10.  NON-INTERFERENCE.

     Executive agrees that for a period of one (1) year following the termination of Executive's employment hereunder, Executive shall not, directly or indirectly, request or cause collaborative partners, universities, governmental agencies, contracting parties, suppliers or customers with whom the Company or any of its subsidiaries has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or solicit, interfere with or entice from the Company any employee (or former employee) of the Company.


11.  INVENTIONS AND DISCOVERIES.

     (a) Insofar as is related to the principal business activities and products of the Company and any of its subsidiaries or joint ventures, Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods of a financial or other nature (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries, solely or jointly with others (collectively the "Subject Matter").

     (b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that if these efforts are required after this Agreement has been terminated that the Executive shall be compensated in a timely manner at the rate of $250.00 per hour (with a maximum of $1500 per day), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required of his employment hereunder.

     (c) The Company acknowledges that the Executive has certain intellectual properties outside of the basic business and technology that are the principal business activities of the Company, and therefore need to be listed and considered exempt from any obligation(s) the Executive may have as written in Sections 11 (a) and 11 (b) of this agreement.

The Executive warrants and guarantees that in the delivery of this listing (see attached Exhibit C) to the Company, that none of the specific inventions, technologies, intellectual properties, know-how and trade secrets relate in any way to the Company's principal business activities, known as the transdermal delivery (patch) of pharmaceutical compounds using ultrasonic technologies in its processes. If any of the listed items in Exhibit C are found in the future to be useful or beneficial to the Company's pursuit of its principal business, the Executive agrees herein that those specific inventions, technologies, intellectual properties, know-how and trade secrets will be made available to the Company free of any costs, fees, royalties, commissions or charges.

The Company acknowledges the existence of certain relationships now in effect by and between the Executive and companies and/or individuals as outlined in Exhibit C; that there may be revenues generated from those relationships that flow to the Executive; that those relationships may generate future revenues that flow to the Executive from business activities outside of the scope of this Agreement relating to certain inventions, technologies, intellectual properties, know-how and trade secrets as listed herein in Exhibit C; and that the Company will not interfere, nor object to these pursuits as outlined.

12.   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

     (a) Executive shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose or make accessible (other than as is required in the regular course of his duties, including, without limitation, disclosures to the Company's advisors and consultants), or as may be required by law or regulation or pursuant to a judicial proceeding (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors of the Company), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which thereafter becomes publicly available other than pursuant to a breach of this Section 12(a) by Executive.

     (b) All information and documents relating to the Company and its affiliates as hereinabove described shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with the Company, all such documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

13.  SPECIFIC PERFORMANCE.

     Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 10, 11 or 12 (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

14.  AMENDMENT OR ALTERATION.

     No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.


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15.  GOVERNING LAW.

     This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely therein.

16.  SEVERABILITY.

     The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

17.  NOTICES.

     Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by certified mail, return receipt requested, to the addresses set forth below or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or date of receipt.

     Bruce K. Redding, Jr. (The Executive)
     One Kathryn Lane
     Broomall, PA. 19008

     Second Stage Ventures, Inc. (The Company)
     c/o Gary Henrie, Esq.
     10616 Eagle Nest Street
     Las Vegas, NV   89141

     Address effective September 1, 2004 (The Company)
     Second Stage Ventures, Inc. (anticipated name change: Dermisonics, Inc.) Lee Park at Spring Mill Corporate Center
     1001 E. Hector Street
     Conshohocken, PA   19428

Please note: If notice of the anticipated address and name change of the Company is not delivered to the Executive on or before September 1, 2004, the address for service and notice for the Company will remain the Las Vegas address listed.


18.  WAIVER OR BREACH.

     It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

19.  ENTIRE AGREEMENT AND BINDING EFFECT.

     This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns. Notwithstanding the foregoing, any prior agreements between Executive and the Company relating to the confidentiality of information, trade secrets, patents, indemnification, and stock options shall not be affected by this Agreement.


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20.  SURVIVAL.

     The termination of Executive's employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 4, 7, 9, 10, 11, 12 and 13 hereof.

21.  FURTHER ASSURANCES.

     The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

22.  HEADINGS.

     The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.




(Executive)                              Second Stage Ventures, Inc.




------------------------------           ---------------------------------

Bruce K. Redding, Jr.                    Name:
                                              ----------------------------

                                         Title:
--------------------                           ---------------------------
Dated

                                         ---------------------
                                         Date

                                    EXHIBIT A

                              BRUCE K. REDDING, JR.
                                (The Executive)


                          EMPLOYMENT COMPENSATION PLAN


1/ The Company shall pay the Executive annualized salaries as per the following schedule:

     -    Year 1 (pro rated for Aug 01 hire date)     $125,000.00
     -    Year 2                                      $150,000.00
     -    Year 3                                      $175,000.00
     -    Option Year 4                               $200,000.00
     -    Option Year 5                               $225,000.00


2/        The Executive will be covered during the term of his employment by the
Company for errors and omissions in the performance of his duties as per the policy in effect at any and all times.

3/        The Company will provide, at no additional cost to the Executive, insurance on the life of the Executive in the amount (face value) of $1,000,000.00, the beneficiaries of the policy to be named at the sole discretion of the Executive. In the event of termination of this Agreement, said life insurance policy shall be made available to the Executive for assumption at his option and cost for a period of 60 days time.

4/        The Company will pay a signing bonus of $80,000.00 to be paid in equal monthly installments of $10,000 (ten thousand dollars) each until paid in full to the Executive, such payments beginning September 1, 2004. Further the Company agrees to immediately assume from the Executive, and cause to be paid off in a timely manner, a certain loan known as the ABC loan.
See attached Exhibit D.

5/        The Company will provide the Executive an automobile leased for his exclusive use, both in the execution of his duties as listed above and for his personal use.


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                                    EXHIBIT B

                   ROLES AND RESPONSIBILITIES OF THE EXECUTIVE



#1      INTELLECTUAL PROPERTY

The Executive would be responsible for immediately beginning the process of detailing and documenting all patent, trademark and copyright assets of the company, facilitating the delivery of same to the Company in their original format(s). Copies of all would be retained by ESI for their records.

The Executive will have staff assigned and budgeted to assist him with this task.

Then, once organized, The Executive would be expected to develop the long and short term operational plans for:

a/      Refining existing applications to ensure that they are robust and effectual;
b/      Looking out to key and critical filings and planning the activities around same for all existing applications;
c/      Creating an IP protocol for the company that would ensure that any new inventions are documented and accredited in real time for the purpose of disclosure and protection from patent applications where applicable;
d/      Establishing an IP review process for the company that would have constant market diligence showing competitive technologies as they present themselves and evaluating their possible impact on ours;
e/      Building a team to assist the Executive in this pursuit.  From the beginning, staff for admin and program manager, then add IP administrator.

#2      LICENSING AND CORPORATE STRATEGY

The Executive will chair the Licensing Committee (overseen by the Board of Directors and seeking board approval) that will, in its first iteration, be responsible for:

a/      Identifying local counsel (it could be ReedSmith if they're good at this) to work with you as you identify licensing methodologies to take us forward;
b/      Mapping a corporate licensing strategy (the Hub/Spoke - Wheel concept)
and presenting it to the committee;
c/      Identifying licensing opportunities and cultivating them;
d/ Working with the business development people to incorporate licensing as a key component of that group's endeavors to land revenue generating contracts/partnerships moving forward;
e/      Negotiating licenses for the company.

#3      TECHNOLOGY TRANSFER AND OVERSIGHT

The Executive will first and foremost, head the effort to transfer the technology knowledge base that is the U-Strip and its components to the Company for its further development and research. Dermisonics' board of directors will immediately begin the process of hiring in a Chief Science Officer and it will be that person who will be responsible for working closely with you in the first months to be certain these materials successfully transfer to the Company.


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                                    EXHIBIT C


                       PATENTS OR PENDING PATENTS HELD BY
                              BRUCE K. REDDING, JR.

                (NOT INCLUDING THE U-STRIP RELATED TECHNOLOGIES)



               BRUCE REDDING ISSUED PATENTS IN MICROENCAPSULATION


                              AS OF APRIL 28, 2004


1.   US Patent No. 4, 978,483: "Apparatus And Method For Making
Microcapsules"/ Bruce Redding, December 18, 1990

  -  Describes method for using high-pressure pulses to form microcapsules

2.   US Patent No. 5,271,881 "Apparatus And Method For Making
Microcapsules"/ Bruce Redding, December 21, 1993

  -  Describes method for using high-pressure pulses to form microcapsules
  -  Covers ultrasonic encapsulation process
  -  M-Cap Machinery Design

3. US Patent No. 5,209,879 "Method For Inducing Transformations In Waxes"/ Bruce Redding, May 11, 1993

  - Describes method for using high-pressure pulses to adjust the crystal Polymorphic structure of wax materials


4. US Patent No. 5,460,756 "Method For Entrapment Of Liquids In Transformed Waxes" / Bruce Redding, Oct. 24, 1995

  - Describes method for using high pressure pulses to adjust the crystal Polymorphic structure of wax materials while entrapping volatile liquids, such as flavors and fragrances



5. US Patent No. 5,455,342, " Method And Apparatus For The Modification Of Starch And Other Polymers"/ Bruce Redding, October 3, 1995



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  -  Describes a method to apply high-pressure pulses to alter the physical properties of starch and other polymers. Starch is made more compressible as a result.


6. US Patent No. 6,110,501, "Seeded Microcapsules For Use In Tablets, Pharmaceutical Agents And Nutritional Compounds", Bruce K. Redding, Jr., August 29, 2000

  - Describes a method of seeding the shell of microcapsules to apply strength to the capsule construction.
-    Enables microcapsules to survive tableting.

7. US Patent No. 6,149,953, "Seeded Microcapsules", Bruce K. Redding, Jr., November 21, 2000.

  - Describes a method of seeding the shell of microcapsules to apply strength, weight and offer a two-stage release to the capsule construction.
-    Enables microcapsules to be used in leavening and baking applications


8. US Patent No: 6,716,453, "Method For Increasing The Active Loading Of Compressible Composition Forms" Bruce K. Redding, Jr., Jerome Harden and Duane Glover, April 6, 2004

  - Teaches the discovery that pressure treated starch from US Patent No. 5,455,342, " Method And Apparatus For The Modification Of Starch And Other Polymers, could be used to reduce the ratio of excipient in pharmaceutical tablets, thereby reducing the size of the tablet.




                                 PENDING PATENTS
                                       AT
                            NOTICE OF ALLOWANCE STAGE



9. US Patent Serial No: 09/921,980, " Ready To Use Food Product" Bruce K. Redding, Jr., Filed August 3, 2001:

  - Teaches a means of providing a ready to pour batter with long shelf life while using an isolator oil product along with microencapsulated leavening agents.



                               PROVISIONAL PATENTS



10. "Apparatus And Method For Making Microcapsules using Cavitation Forces"/ Bruce Redding

  -  Describes a method to apply cavitation forces to make microcapsules
  - High-speed treatment process jumps production capacity from 1 gal/hr. to 35 gals/hr.


11. Method For Inducing Transformations In Waxes and Meltable Polymers using Cavitation Forces"/ Bruce Redding,

  - Describes a method to apply cavitation forces to alter the physical properties of wax materials and meltable polymers.
  - High-speed treatment process jumps production capacity from 1 gal/hr. to 35 gals/hr.

12. " Method And Apparatus For The Modification Of Starch And Other Polymers using Cavitation Forces"/ Bruce Redding,


  - Describes a method to apply cavitation forces to alter the physical properties of starch and other polymers. Starch is made more compressible as a result.
  - High-speed treatment process jumps production capacity from 1 gal/hr. to 35 gals/hr.

13. "Seeded Microcapsules For Use In Tablets, Pharmaceutical Agents And Nutritional Compounds Employing A Particle Embedding Process/ Bruce Redding,

  - Describes a method of seeding the shell of microcapsules to apply strength to the capsule construction.
  -  Enables microcapsules to survive tableting.
  - Particle embedding process provides greater control over the seeding process

14. "Method For Increasing The Active Loading Of Compressible Composition Forms through the use of Cavitation treated pharmaceutical excipients/ Bruce Redding

  - Teaches the discovery that pressure treated starch made according to the new cavitation treatment process could be used to reduce the ratio of excipient in pharmaceutical tablets, thereby reducing the size of the tablet.
  - Enables far more materials to be processable than just starch in an effort to improve tableting dynamics.


15.  Encapsulated Insulin/ Bruce Redding,

  -  Microencapsulated insulin for use in solid dosage forms.
  -  Primary applications are for Type-2 human diabetics and for animal diabetes

16.   Cellulose Sphere Encapsulation Process/ Bruce Redding,

  - Teaches a new encapsulation process involving manufacture of cellulose spheres using spray-chilling technique. Cellulose spheres used to manufacture base absorbent sphere for encapsulated insulin and other drugs for oral use.

17. Method For The Encapsulation Of Pharmaceutical Actives Employing Acrylic Polymers /Ram B. Roy and Bruce Redding

  - Teaches a method for encapsulating pharmaceutical actives (Ibuprofen in particular) with acrylic polymers (Eudragit in particular) through the use of a coacervation method involving an acid to non-acid encapsulation process.




                               EXISTING LICENSEE'S
                                       OF
                       BRUCE K. REDDING, JR. TECHNOLOGIES

                                  JULY 16, 2004



1.   E.I.DuPont De Nemours and Company Inc.

2.   ConAgra

3.   M-Cap Technologies International and DCV Inc.

4.   Delta Food Group, Inc

5.   Verion, Inc. (A division of Delta Food Group)

6.   Church and Dwight Inc. ( Sub-Licensee to M-Cap Technologies)

7.   Ottens Flavors Inc. ( Sub-Licensee to Delta Food Group)

8.   lan Pharmaceuticals ( Sub-Licensee of Verion)

9.   General Nutrition Centers (Sub-Licensee to Delta Food Group)



       EXISTING CUSTOMERS OF ENCAPSULATION SYSTEMS WITH POTENTIAL LICENSE
                     TRANSACTIONS FROM BRUCE K. REDDING JR.


1.   General Mills and the Pillsbury subsidiary of General Mills
2.   Aurora Foods
3.   Pharmaceutical Links
4.   E.I. DuPont De Nemoours and Company Inc. ( Drug Delivery )
5.   Church and Dwight Inc.
6.   Primera Foods


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